UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 7, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[   ]  Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

Creation of New Board Committee.  On April 7, 2008, the Board of Directors of Altair Nanotechnologies Inc. (the “Company”) formally created a new standing Strategy Review Committee and appointed to the Committee Pierre Lortie (Chair), George Hartman, Michel Bazinet and Robert van Schoonenberg. The purpose of the Strategy Review Committee is to oversee and facilitate the periodic evaluation, development, implementation of the strategic plan for the Company.  Directors serving on the Strategy Review Committee will be paid an additional $1,500 per quarter for their service on the committee.

The information set forth in Item 5.02 is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 7, 2008, expanded its board of directors to seven members and appointed Robert G. van Schoonenberg as a director of the Company.  Mr. van Schoonenberg was also appointed to the Audit Committee as Chair, the Compensation Nominating and Governance Committee and the newly formed Strategy Review Committee.

Mr. van Schoonenberg, age 61, is executive vice president, chief legal officer, and secretary to the board of directors of Avery Dennison Corporation (AVY: NYSE), a manufacturer of pressure-sensitive labeling materials, office products and retail tag and branding systems with 2007 sales of $6.3 billion and more than 30,000 employees in over 60 countries.  He joined Avery Dennison in 1981 as vice president, general counsel, and secretary, and was promoted to senior vice president in 1996 and executive vice president in 2000. Before joining Avery Dennison, he was with Gulf Oil Corporation for seven years, where he was regional attorney in Los Angeles (1974-79) and a key member of its corporate general counsel’s staff in Pittsburgh (1979-81).

Mr. van Schoonenberg is a director on the board of Guidance Software, Inc. (GUID: NASDAQ) and is chair of its Nominating and Governance Committee and a member of the Compensation Committee.  He is chairman and chief executive officer of BayPoint Capital Partners, LLC, a private equity/advisory firm located in Newport Beach, California.  He is also chairman of the board of Premiere Entertainment, LLC, one of BayPoint Capital’s portfolio companies.

Mr. van Schoonenberg serves as chairman and director of most of Avery Dennison’s 200+ domestic and international subsidiary corporations.  He is a director on the western region advisory board of FM Global, a leading multinational mutual property casualty company.  He is a trustee of Southwestern University Law School, a past director of the University of Wisconsin Graduate School of Business Advisory Board and a trustee of the Avery Dennison Foundation.  He serves on the board of the Los Angeles Sports Council and the Los Angeles Music Center Fraternity of Friends and has formerly served in a leadership role and on the board of a number of other national and local civic, charitable, and professional organizations.

Mr. van Schoonenberg educational background includes a bachelor of arts (economics) from Marquette University, a masters of business administration (finance) from the University of Wisconsin, and a juris doctorate from the University of Michigan Law School.  He served in the United States Army, military intelligence, in Munich, Germany (1969-71).

In connection with his service, Mr. van Schoonenberg will be entitled to standard board compensation of $6,250 per quarter, plus $3,000 per quarter for serving as Chairman of the Audit Committee and $1,500 per quarter for each of the other standing committees on which he serves.  The Company also approved an initial grant of 10,000 common shares to him under the Company’s stock incentive plan, 5,000 of which are subject to no risk of forfeiture and 5,000 of which will be forfeited if he does not serve as a director for at least one year.   Such grant will be effective April 15, 2008.  As a director, he is eligible to receive future awards under the Company’s stock incentive plan, and directors are generally granted an incentive award valued at $55,000 on the date of each annual shareholders meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: April 11, 2008	By:	/s/ John Fallini
John Fallini
Chief Financial Officer

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